Exhibit 12(a)

         UNION PACIFIC RAILROAD COMPANY AND CONSOLIDATED SUBSIDIARY
                         AND AFFILIATE COMPANIES

              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                 (Unaudited)

                                                   Three Months Ended June 30,
Millions of Dollars Except Ratios                       1999           1998
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
Earnings:
   Net Income (Loss).................................   $206          $(122)
   Undistributed equity earnings.....................    (10)           (10)
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   Total.............................................    196           (132)
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Income Taxes.........................................     93            (92)
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Fixed Charges:
   Interest expense including amortization
      of debt discount...............................    155            147
   Portion of rentals representing an
      interest factor................................     45             44
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   Total.............................................    200            191
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Earnings Available for Fixed Charges.................    489            (33)
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Fixed Charges -- as above............................   $200          $ 191
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Ratio of earnings to fixed charges (Note 6)..........    2.5              -
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